Exhibit 23.3

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in this Registration Statement of Lilis Energy, Inc. on Form S-4 of our report dated April 15, 2015, with respect to our audit of the financial statements of Lilis Energy, Inc. as of December 31, 2014 and for the year then ended appearing in the Annual Report on Form 10-K of Lilis Energy, Inc. for the year ended December 31, 2014. We also consent to the reference to our firm under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Marcum llp

Marcum llp

New York, NY

February 16, 2016